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                                                                       Exhibit 5




Clyde A. Billings, Jr.
Senior Vice President and Counsel


                                November 15, 2001

Board of Directors
First Tennessee National Corporation
165 Madison Avenue
Memphis, TN 38103

Lady and Gentlemen:

         I have acted as counsel to First Tennessee National Corporation, a Tennessee corporation (the "Company"), in connection with the registration on Form S-8, Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of 4,000,000 additional shares of common stock, par value $0.625 per share, of the Company ( the "Shares") and associated stock purchase rights (the "Rights") to be issued pursuant to the Shareholder Protection Rights Agreement dated as of October 20, 1998, (the "Rights Agreement") between the Company and First Tennessee Bank National Association, as Rights Agent (the "Rights Agent"). The Shares may be issued from authorized but unissued shares to employees of the Company and its subsidiaries upon the valid exercise of stock options that are granted to them pursuant to the terms of the First Tennessee National Corporation 1997 Employee Stock Option Plan, as amended and restated (the "Plan"). I have examined the originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

         Upon the basis of such examination and subject to the limitations contained herein, it is my opinion that:

         1. An additional 4,000,000 Shares (or in the aggregate, with all other Shares previously authorized, adjusted for stock splits, 26,200,000 Shares) have been duly authorized for issuance pursuant to the terms of the Plan, which Plan has been duly adopted.

         2. Shares subject to options which are granted pursuant to the terms of Plan will, when issued pursuant to the terms of the Plan, be validly issued, fully paid and non- assessable.



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         3.       When such Shares have been validly issued, the rights
                  attributable to such Shares will be validly issued.

         In connection with my opinion set forth in paragraph 3 above, I note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

         The foregoing opinion is limited to the federal laws of the United States and the laws of the State of Tennessee, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

         In rendering the foregoing opinion, I have relied to the extent I deem such reliance appropriate as to certain matters on statements, representations and other information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                    Very truly yours,


                                    Clyde A. Billings, Jr.
                                    Clyde A. Billings, Jr.
                                    Senior Vice President and Counsel



First Tennessee National Corporation
165 Madison Avenue, 3rd Floor
Memphis, TN 38103
Phone: (901) 523-5679
Fax: (901) 523-4248
cabillings@ftb.com